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                                                                     EXHIBIT 4.3

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT.

September 30, 1999                                             Right to Purchase
                                                                  100,000 Shares
                                                                of Common Stock,
                                                                par value $0.001
                                                                       per share

                                GERON CORPORATION
                             STOCK PURCHASE WARRANT

Registered Owner:

        This warrant is a duly authorized warrant (the "Warrant") of Geron Corporation, a Delaware corporation (the "Company") referred to in the Securities Purchase Agreement (the "Purchase Agreement") dated as of September 30, 1999 by and between the Company and the Purchaser (as defined in the Purchase Agreement). This Warrant is subject to the terms and conditions of the Purchase Agreement, a copy of which is on file at and may be obtained from the Company at its principal office at the address set forth in Section 11 hereof. This certifies that, for value received, the Company grants the following rights to the Registered Owner, or assigns, of this Warrant:

        1. ISSUE. Upon tender (as defined in section 5 hereof) to the Company, the Company shall issue to the Registered Owner, RGC International Investors, LDC, or assigns, up to the number of shares specified in paragraph 2 hereof of fully paid and non-assessable shares of Common Stock, par value $.001 per share ("Common Stock"), that the Registered Owner, or assigns, is otherwise entitled to purchase.

        2. NUMBER OF SHARES. The total number of shares of Common Stock that the Registered Owner, or assigns, of this Warrant is entitled to receive upon exercise of this Warrant is 100,000 shares of common Stock, subject to adjustment from time to time as set forth in paragraph 6 below. Until the earlier of the Authorization Date and March 31, 2000, the Registered Owner of the Warrant shall not, without the prior written consent of the Company, convert the Warrant into a number of shares of Common Stock in excess of the number of shares of Common Stock the Company has reserved for issuance pursuant to the terms of the Warrant (but in no event shall such number of shares reserved be less than 1,189,009). The Company shall


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at all times (i) from the Closing Date (as defined in the Purchase Agreement)
through and including the Authorization Date (as defined in the Purchase Agreement), reserve a minimum of 1,189,009 shares of its authorized but unissued Common Stock to satisfy the exercise or purchase rights under this Warrant and the conversion or purchase rights under the Debentures (as defined below) and
(ii) after the Authorization Date, reserve and hold available such number of shares of Common Stock sufficient to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant. For this Warrant, such number of shares shall be equal to 125% of the shares for which it may then be exercised. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the purchase and the issuance of the shares.

        3. EXERCISE PRICE. The initial exercise price of this Warrant, the price at which the shares of stock issuable upon exercise of this Warrant may be purchased, is $12.75 and subject to adjustment from time to time pursuant to the provisions of paragraph 6 below (the "Exercise Price").

        3.A. PAYMENT OF EXERCISE PRICE. The Registered Owner may pay the Exercise Price in one of the following manners:

                (i) Cash Exercise. The Registered Owner shall deliver immediately available funds or a check payable to the Company; or

                (ii) Cashless Exercise. At such time as, but only at such time as, after the 120th day after the date of issuance of this Warrant, all of the Registerable Securities (as defined in the Registration Rights Agreement) are not registered pursuant to an effective registration statement, the Registered Owner shall have the right to surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Registered Owner the number of Warrant Shares determined as follows:

                where:  X = Y (A-B)/A

                        X = the number of Warrant Shares (as defined in the Purchase Agreement) to be issued to the Registered Owner

                        Y = the number of Warrant Shares with respect to which this Warrant is being exercised

                        A = the average of the Per Share Market Value of the Common Stock for the five (5) Trading Days immediately prior to (but not including) the date of exercise

                        B = the Exercise Price


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For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Registered Owner, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the issue date to the extent permitted by Rule 144.

        4. EXERCISE PERIOD. This Warrant may be exercised at any time and from time to time during the period beginning on September 30, 1999 and up to and including the date which is 540 days after the Authorization Date (the "Exercise Period"). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

        5. TENDER. This Warrant may be exercised, in whole or in part, by actual delivery of (i) the Exercise Price in cash, (ii) a duly executed Warrant Exercise Form, a copy of which is attached to this Warrant as Exhibit A, properly executed by the Registered Owner, or assigns, of this Warrant, and
(iii) by surrender of This Warrant. The payment and Warrant Exercise Form must be delivered, personally or by mail, to the registered office of the Company. Documents sent by mail shall be deemed to be delivered when they are received by the Company. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

        6. ADJUSTMENT OF EXERCISE PRICE.

                (a) Common Stock Dividends; Common stock Splits; Reverse Common Stock Splits. If the Company, at any time while this Warrant is outstanding, (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Exercise Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this paragraph (6)(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                (b) Rights; Options; Warrants. If the Company, during the period commencing on the Closing Date (as defined in the Purchase Agreement) through and including the date which is 12 months from the Authorization Date, shall issue rights or warrants to all of the holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than $10.00, the Exercise Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price


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of the total number of shares so offered would purchase at $10.00 per share.
Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Exercise Price pursuant to this paragraph
(6)(b), if any such right or warrant shall expire and all or any portion thereof shall not have been exercised, the Exercise Price shall immediately upon such expiration be re-computed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Exercise Price made pursuant to the provisions of Section 6(g) after the issuance of such rights or warrants) had the adjustment of the Exercise Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock (if any) actually purchased upon the exercise of such rights or warrants actually exercised; provided, however, that if (X) (1) the Registration Statement (as defined in the Registration Rights Agreement) is then in effect and has been in effect and sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) can be made thereunder for at least twenty (20) Trading Days prior to a Trigger Date (as defined below); (2) the Company has, at all times prior to the Trigger Date, a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of all of the Securities (as defined in the Purchase Agreement) issued pursuant to the Purchase Agreement; and (3) no Event of Default shall have occurred and be continuing; and (Y) the Per Share Market Value is greater than 150% of the Conversion Price (as defined in the debentures issued pursuant to the Purchase Agreement (the "Debentures")) in effect on the Closing Date for any five (5) consecutive Trading Days prior to the 180th day following the Authorization Date (the last day of such five (5) consecutive Trading Day period being referred to herein as the "Trigger Date"), then this provision shall expire automatically on the 180th day following the Authorization Date.

        (c) Subscription Rights. If the Company, during the period commencing on the Closing Date (as defined in the Purchase Agreement) through and including the date which is 12 months from the Authorization Date, shall distribute to all of the holders of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in paragraphs 6(a) and (b) above), then in each such case the Exercise Price at which the Warrant shall thereafter be exercisable shall be determined by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (an "Appraiser") selected in good faith by the Registered Owner of the Warrant; and provided, further, that the Company, after receipt of the determination by such Appraiser shall


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have the right to select an additional Appraiser meeting the same qualifications, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above; provided, however, that if (X) (1) the Registration Statement (as defined in the Registration Rights Agreement) is then in effect and has been in effect and sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) can be made thereunder for at least twenty (20) Trading Days prior to a Trigger Date; (2) the Company has, at all times prior to the Trigger Date, a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of all of the Securities (as defined in the Purchase Agreement) issued pursuant to the Purchase Agreement; and (3) no Event of Default shall have occurred and be continuing; and (Y) the Per Share Market Value is greater than 150% of the Conversion Price (as defined in the Debentures) in effect on the Closing Date for any five (5) consecutive Trading Days prior to the 180th day following the Authorization Date, then this provision shall expire automatically on the 180th day following the Authorization Date.

                (d) Rounding. All calculations under this section 6 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

                (e) Notice of Adjustment. Whenever the Exercise Price is adjusted pursuant to paragraphs 6(a), (b), (c) or (h), the Company shall promptly mail to the holder of the Warrant, a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Upon each adjustment of the Exercise Price pursuant paragraphs 6(a), (b), (c) or (h), the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

                (f) Redemption Events. In case of (A) any reclassification of the Common Stock, (B) any consolidation or merger of the Company with or into another person pursuant to which (i) a majority of the Company's Board of Directors will not constitute a majority of the board of directors of the surviving entity or (ii) less than 51% of the outstanding shares of the capital stock of the surviving entity will be held by the same shareholders of the Company prior to such reclassification, consolidation or merger, (C) the sale or transfer of all or substantially all of the assets of the Company, (D) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, (E) suspension from listing or delisting of the Common Stock from the National Market System of the Nasdaq Stock Market ("Nasdaq") or any other exchange on which the Common Stock is listed for a period of five (5) consecutive Trading Days, (F) the Company's notice to any Registered Owner, including by way of public announcement, at any time, of its intention, for any reason, not to comply with proper requests for the exercise of any such warrants, or (G) a breach by the Company of any representation, warranty, covenant or other term or condition of the Purchase Agreement, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Purchase


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Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) days after the Company knows or reasonably should have known of the existence of such breach (clauses (A) through (G) above referred to as a "Redemption Event"), the holder of the Warrant shall have the right thereafter to exercise the Warrant within ten (10) Business Days of the Redemption Event for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Redemption Event, and the holder of the Warrant shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the Warrant could have been converted immediately prior to such Redemption Event would have been entitled.

                (g) Reclassification, Etc. If:

                A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                C. the Company shall authorize the granting to all of the holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                D. the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of exercise of this Warrant, and shall cause to be mailed to the holder of this Warrant at its address as it shall appear below, at least thirty
(30) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to betaken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing


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thereof shall not affect the validity of the corporate action required to be specified in such notice.

                (h) Adjustment to Exercise Price. If the Company, during the period commencing on the Closing Date (as defined in the Purchase Agreement) through and including the date which is 12 months from the Authorization Date, takes any of the actions described in this Section 6(h), then, in order to prevent dilution of the rights granted under this Warrant, the Exercise Price will be subject to adjustment from time to time as provided in this Section 6(h); provided, however, that if (X) (1) the Registration Statement (as defined in the Registration Rights Agreement) is then in effect and has been in effect and sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) can be made thereunder for at least twenty (20) Trading Days prior to a Trigger Date; (2) the Company has, at all times prior to the Trigger Date, a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of all of the Securities (as defined in the Purchase Agreement) issued pursuant to the Purchase Agreement; and (3) no Event of Default shall have occurred and be continuing; and (Y) the Per Share Market Value is greater than 150% of the Conversion Price (as defined in the Debentures) in effect on the Closing Date for any five (5) consecutive Trading Days prior to the 180th day following the Authorization Date, then this provision shall expire automatically on the 180th day following the Authorization Date:

                (i) Adjustment of Exercise Price upon Issuance of Common Stock. If, during the period commencing on the Closing Date (as defined in the Purchase Agreement) through and including the date which is 12 months from the Authorization Date, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than the Debenture Shares or Warrant Shares (each as defined in the Purchase Agreement) or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Plan (as defined below), shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof or upon conversion of convertible securities outstanding on the date hereof, in each case as listed in
        Schedule 2.1(c) of the Purchase Agreement (as defined below), shares of Common Stock issued or deemed to have been issued in a Strategic Venture (as defined below), or shares of common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another person) for a consideration per share (the "New Issuance Price") less than $10.00, then immediately after such issue or sale, the Exercise Price then in effect shall be reduced to an amount equal to 120% of the New Issuance Price. A "Strategic Venture" shall mean a venture between the Company and a pharmaceutical or biotechnology company or an Affiliate thereof, the primary purpose of which is not to raise capital in the form of equity (including without limitation through the issuance of warrants, convertible securities, phantom stock rights, stock appreciation rights or other rights with equity features) and pursuant to which the Company contributes or issues securities of the Company valued at less than 50% of the entire contribution of the Company. If the Registered Holder and the Company cannot agree on the value of the components of such contribution, the last two sentences of subsection (F)(I) entitled "Calculation of Consideration" shall apply.


                If, during the period commencing on the Closing Date (as defined in the


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Purchase Agreement) through and including the date which is 12 months from the
Authorization Date, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than Debenture Shares or Warrant Shares, shares of Common Stock deemed to have been issued by the Company in connection with a Stock Plan or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in Schedule 2.1(c) of the Purchase Agreement) then, for purposes of determining the adjusted Exercise Price under this Section 6(h)(i), the following shall be applicable:

                (A) Issuance of Options. If, during the period commencing on the Closing Date (as defined in the Purchase Agreement) through and including the date which is 12 months from the Authorization Date, the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than the Debenture Shares or Warrant Shares or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Plan, shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof or upon conversion of convertible securities outstanding on the date hereof, in each case as listed in Schedule 2.1(c) of the Purchase Agreement, shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another person or shares of Common Stock issued or deemed to have been issued in a Strategic Venture) (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share (the "New Option Price") for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than $10.00, then the Exercise Price shall be reduced to an amount to equal 120% of the New Option Price. No adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                (B) Issuance of Convertible Securities. If, during the period commencing on the Closing Date (as defined in the Purchase Agreement) through and including the date which is 12 months from the Authorization Date, the Company in any manner issues or sells any Convertible Securities and the price per share (the "New Convertible Price") for which Common Stock is issuable upon such conversion or exchange (other than the Debenture Shares or Warrant Shares or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Plan, shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof or upon conversion of convertible securities outstanding on the date hereof, in each case as listed in Schedule 2.1(c) of the Purchase Agreement, shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another person or shares of Common Stock issued or deemed to have been issued in a Strategic Venture) is less than $10.00, then the Exercise Price shall be reduced to equal 120% of the New Convertible Price.

                (C) Change in Option Price or Rate of Conversion. If there is a change during the period commencing on the Closing Date (as defined in the Purchase Agreement) through and including the date which is 12 months from the Authorization Date in (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities or
        (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

                (D) Certain Definitions. For purposes of determining the adjusted Exercise Price under this Section 6(h)(i), the following terms have meanings set forth below:

                        (I) "Stock Plan" means any stock or compensation plan pursuant to which Common Stock may be issued to any employee, officer, director or consultant of the Company which is either (a) approved by the stockholders of the Company or (b) approved by the compensation committee of the Company's Board of Directors for legitimate compensation purposes which provides for the purchase of the Common Stock at a purchase price of no less than 85% of the market price of the Common Stock on the date of issuance of such option, warrant or security.

                        (II) "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock issued and outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6(h)(i)(A) and 6(h)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon exercise of the Warrants.

                (E) [INTENTIONALLY OMITTED]

                (F) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under this Section 6(h)(i), the following shall be applicable:

                        (I) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the arithmetic average of the

        Per Share Market Values of such security for the five (5) consecutive Trading Days immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Registered Owners of a majority of the Warrant Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected by the Company. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                        (II) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.001.

                        (III) Treasury Shares. The number of shares of Common stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                        (IV) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                        (V) Certain Events. If any event occurs of the type contemplated by the provisions of Section 6(h)(i)(subject to the exceptions stated therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Registered Owner, or assigns, of this Warrant; provided, however, that no such adjustment will increase the Exercise Price as otherwise determined pursuant to this Section 6(h).

        In no event shall any provision in this Section 6 cause the Exercise Price to be greater than the Exercise Price on the date of issuance of this Warrant.

        7. RESTRICTION ON EXERCISE BY THE REGISTERED OWNER. Notwithstanding anything in this Warrant to the contrary, in no event shall the Holder of this Warrant be entitled to exercise a number of Warrants (or portions thereof) in excess of the number of Warrants (or portions thereof) upon exercise of which the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised Warrants and the unexercised or unconverted portion of any other securities of the Company (including the Debentures) subject to a limitation on conversion or exercise analogous to the limitation contained herein) and (ii) the number of shares of Common Stock issuable upon exercise of the Warrants (or portions thereof) with respect to which the determination described herein is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (i) hereof.

        8. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. As used in this Warrant, the following terms have the following meanings:

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," controlling" and "controlled" have meanings correlative to the foregoing.

        "Appraiser" has the meaning assigned to it in Section 6(c)hereof.

        "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

        "Common Stock" means the shares of the Company's common stock, par value $.001 per share.

        "Company" means Geron Corporation, a Delaware corporation.

        "Convertible Securities" has the meaning assigned to it in Section 6(h)(i)(A) hereof.

        "Exercise Period" has the meaning assigned to it the Section 4 hereof.

        "Exercise Price" has the meaning assigned to it in Section 3 hereof.

        "Market Price" has the meaning assigned to it in Section 6(h)(i) hereof.

        "Options" has the meaning assigned to it in Section 6(h)(i)(A) hereof.

        "Per Share Market Value" means on any particular date (i) the closing bid price per share of the Common Stock on such date on Nasdaq or another registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the National Market System of the Nasdaq Stock Market or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holder of this Warrant; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

        "Purchase Agreement" means that certain Securities Purchase Agreement, dated September 30, 1999, by and between the Company and the Purchaser (as defined in the Purchase Agreement).

        "Redemption Event" has the meaning assigned to it in Section 6(f) hereof.

        "Registered Owner" means RGC International Investors, LDC, or such other Person as shown on the records of the Company as being the registered owner of this Warrant.

        "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of September 30, 1999, by and between the Company and the Initial Investor (as defined in the Registration Rights Agreement).

        "Trading Day(s)" means any day on which the primary market on which shares of Common Stock are listed is open for trading.

        9. REGISTRATION RIGHTS. The Company will undertake the registration of the Common Stock into which this Warrant is exercisable at such times and upon such terms pursuant to the provisions of the Registration Rights Agreement.

        10. [INTENTIONALLY OMITTED]

        11. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received
(a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if delivered on a business day after during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are
(i) if to the Company to Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025 attn: David Greenwood, fax no. (650) 473-7701 with copies to Cooley Godward LLP, 5 Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306 attn: Alan C. Mendelson, Esq., fax no. (650) 857-0663 and (ii) if to any Registered Owner to the address set forth immediately below such Registered Owner's name on the signature pages to the Purchase Agreement or such other address as may be designated in writing hereafter, in the same manner, by such Person.

        12. REMEDIES. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Registered Owner, or assigns, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by the Company of any of the provisions hereunder, that the Registered Owner, or assigns, shall be entitled, in addition to all other available remedies in law or in equity, to an injunction or injunctions to prevent or cure breaches of the provisions of this Security and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

        13. ALLOCATION OF RESERVED SHARES. Prior to the Authorization Date, the holder of this Warrant shall not transfer this Warrant, or any portion thereof, without obtaining a prior written agreement with such transferee as to the allocation of shares of Common Stock reserved for issuance upon exercise of this Warrant and upon conversion of the Debentures and providing notice to the Company thereof.

                            [signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

          GERON CORPORATION

          By: /s/ THOMAS B. OKARMA
             -------------------------
          Name:  Thomas B. Okarma
               -----------------------
          Title: President and CEO
                ----------------------

                                    EXHIBIT A

                              Warrant Exercise Form

TO: GERON CORPORATION

        The undersigned hereby: (1) irrevocably subscribes for and offers to purchase _______ shares of Common Stock of Geron Corporation, pursuant to Warrant No. ___ heretofore issued to ___________________ on September 30, 1999;
(2) encloses a payment of $__________ for these shares at a price of $12.50 per share (as adjusted pursuant to the provisions of the Warrant); and (3) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address specified below. The undersigned represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                      Date:

                      Investor Name:

                      Taxpayer Identification
                      Number:

                      By:

                      Printed Name:

                      Title:

                      Address:

                      Note: The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of assignee appearing in assignment form below.

AND, if said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash and delivered to the address stated above.